Exhibit 99

Contact:

Martin O’Grady	Vicky Legg
Vice President, Chief Financial Officer	Director, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4067
E: martin.ogrady@orient-express.com	E: vicky.legg@orient-express.com

FOR IMMEDIATE RELEASE

August 2, 2011

ORIENT-EXPRESS HOTELS REPORTS SECOND QUARTER 2011 RESULTS

Second Quarter Earnings Summary

•                  Second quarter total revenue, excluding Real Estate, up 23% to $177.4 million

•                  Revenue from Owned Hotels up 25% to $145.2 million

•                  Same store RevPAR up 20% in US dollars, up 14% in local currency

•                  Adjusted EBITDA before Real Estate up 28% to $41.1 million

•                  Adjusted net earnings from continuing operations for the quarter of $7.5 million, compared to $3.3 million in the second quarter of 2010

Key Events

•                  Announced the planned opening in summer 2012 of Palacio Nazarenas, a 55 key all suite hotel in a former palace and convent in Cuzco, Peru

•                  Reopened Napasai, Koh Samui, following a one month closure to create a new seven acre lagoon and nature reserve

•                  Hotel Caruso, Ravello, ranked Top Resort in Europe in Travel + Leisure (US) World’s Best Awards 2011 readers’ survey

•                  Maroma’s Kinan Spa voted best spa in Mexico & Central America by readers of Condé Nast Traveler (US)

•                  Completed the €18.0 million ($26.1 million) refinancing of loans secured on La Residencia, Mallorca, with maturity of three years

•                  Completed sale of Hôtel de la Cité, Carcassonne, on August 1 for €9.0 million ($12.9 million)

Hamilton, Bermuda, August 2, 2011.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 49 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the second quarter ended June 30, 2011.

“Orient-Express performed well in the second quarter, reflecting continued positive momentum in the luxury leisure travel market and the solid performance of our iconic properties as well as our train, cruise and other assets,” said Bob Lovejoy, Chairman and Interim Chief Executive Officer.  “Revenue excluding Real Estate grew by 23% compared to the prior year period, driven by strong performance in Europe, particularly our Italian properties.  Adjusted EBITDA before Real Estate increased by 28%, compared with the second quarter of last year, and we delivered our sixth consecutive quarter of RevPAR growth.”

“Looking forward, we are encouraged by signs of continued recovery in our market — including favorable booking trends.  In addition, we see substantial potential to grow revenue through disciplined capital expenditure programs and our marketing and brand-building initiatives, as well as opportunities to enhance profitability through continued operational improvement.  Orient-Express has a deep team of seasoned operating professionals implementing the Company’s long-term strategy, and we are keenly focused on profitable growth and building long-term shareholder value.”

Business Highlights

Revenue, excluding Real Estate, was $177.4 million in the second quarter of 2011, up $33.3 million or 23% from the second quarter of 2010.

Revenue from Owned Hotels for the second quarter was $145.2 million, up $29.0 million or 25% from the second quarter of 2010. On a same store basis, Owned Hotels RevPAR was up 20% in US dollars and up 14% in local currency.

Trains and Cruises revenue in the second quarter was $25.3 million compared to $21.9 million in the second quarter of 2010, an increase of 16%.

Adjusted EBITDA before Real Estate was $41.1 million, up 28% compared to $32.1 million in the prior year. The principal variance was in the Italian hotels, where EBITDA was up $9.0 million from the same period in the prior year, led by Hotel Cipriani, Venice (up $4.0 million), Grand Hotel Timeo, Sicily (up $1.9 million) and Hotel Splendido, Portofino (up $1.1 million). Other variances include the Copacabana Palace Hotel, Rio de Janeiro (up $1.5 million), Reid’s Palace, Madeira (up $1.0 million), Grand Hotel Europe, St Petersburg (up $0.8 million), The Royal Scotsman (up $0.8 million) and share of earnings from Peru hotels (up $0.6 million), offset by The Westcliff, Johannesburg (down $2.4 million), Mount Nelson Hotel, Cape Town (down $1.3 million) and share of earnings from PeruRail (down $2.6 million).

Adjusted net earnings from continuing operations for the second quarter were $7.5 million (adjusted net earnings of $0.07 per common share), compared with $3.3 million ($0.04 adjusted net earnings per common share) in the second quarter of 2010.  Net earnings for the second quarter were $5.2 million (reported earnings of $0.05 per common share), compared with a net loss of $0.8 million (reported loss of $0.01 per common share) in the second quarter of 2010.

Property Portfolio Highlights

During the quarter the Company announced that Palacio Nazarenas, its sixth hotel in Peru, is planned to open in early summer 2012. The three year restoration of this 55 key all suite hotel in a former palace and convent, next door to the Company’s Hotel Monasterio in Cuzco, has been carried out under the guidance of eight full time archaeologists and the supervision of Peru’s National Institute of Culture, with over 318,000ft³ of earth excavated by hand and each stone numbered and recorded. The total cost of renovation for the hotel, which is owned through the Company’s Peruvian joint venture, is expected to be $14.1 million.

Features of this high altitude urban retreat will include oxygenated suites crafted by local artisans, a full service spa offering an indigenous product range, iPads in every room pre-loaded with insider city guides, a mobile phone for each room with reception in Cuzco and the surrounding area, Cuzco’s first outdoor heated swimming pool, insightful tours to Machu Picchu and surrounding cultural sites, and an all day dining experience showcasing contemporary Andean cuisine.

In addition, Napasai, Koh Samui, reopened at the end of the quarter following a month long closure, during which a crystal clear lagoon and nature reserve accessible directly from the resort’s beach was created under the supervision of the local marine authority.  Dead coral and underwater rocks were removed, producing a seven acre natural haven for tropical fish and a diversity of corals which will attract divers and snorkelers to the resort.

On August 1, the Company concluded the sale of Hôtel de la Cité, Carcassonne. The property was free of debt and the disposal of this non-core asset delivers €9.0 million ($12.9 million) cash proceeds to the Company, less any associated fees.

Two of the Company’s hotels recently received significant awards.  In June, Condé Nast Traveler (US) voted Maroma’s Kinan Spa the #1 Spa in Mexico and Central America, with an overall score of 96.6 out of a possible 100, in its widely-followed annual list of the 250 Best Spas in the United States, Mexico, Caribbean and Canada.  In July, Hotel Caruso took home the coveted Top Resort in Europe award in Travel + Leisure’s (US) World’s Best Awards 2011 readers’ survey.

In June, UNESCO designated as a World Heritage Site the Tramuntana mountain range around Deià in Mallorca, home to La Residencia.  Each World Heritage Site has a cultural or natural significance that, according to UNESCO, “is so exceptional as to transcend national boundaries and of importance for present and future generations of humanity.”

Regional Performance

Europe:

In the second quarter, revenue from Owned Hotels was $76.7 million, up $22.1 million or 40% from $54.6 million in the second quarter of 2010. Second quarter revenue at the Italian hotels increased by $15.7 million or 54%, led by strong demand from the UK and US markets.  Same store RevPAR was up 36% from the prior year in US dollars (up 28% in local currency). EBITDA for the quarter was $28.8 million compared to $17.0 million in the second quarter of 2010, which represents an $11.8 million increase. This improvement arose largely from the Italian hotels where the impact of refurbishments at Hotel Cipriani and the effect of the Biennale art exhibits in Venice generated EBITDA growth of $4.0 million. Compared with the second quarter of 2010, the Company’s two hotels in Sicily achieved year on year EBITDA growth of $2.6 million based on a full quarter of operations in 2011.

North America:

Revenue from Owned Hotels for the quarter was $31.2 million, up 7% from $29.2 million in the second quarter of 2010, due to rate driven increases in revenue at La Samanna, Saint Martin and a combination of occupancy and rate driven growth at Charleston Place, Charleston, offset by a decline at Maroma Resort & Spa in Mexico, where security concerns continue to impact market demand generally to the country. Same store RevPAR in the region increased by 8% in US dollars (up 7% in local currency). EBITDA was $5.8 million compared to $5.4 million in the second quarter of 2010.

Rest of World:

Southern Africa:

Second quarter revenue was $6.2 million, compared to $9.2 million in the second quarter of 2010.  Same store RevPAR was down 43% in US dollars (down 48% in local currency). EBITDA was a loss of $1.0 million, compared to a gain of $2.5 million in the second quarter of 2010. The decrease was largely the result of the football World Cup played in

South Africa in 2010, although EBITDA has also been negatively impacted by new competition in both Cape Town and Johannesburg and a stronger Rand, resulting in pressure on rates and margins.

South America:

Revenue increased by 38% to $21.7 million in the second quarter of 2011, from $15.7 million in the second quarter of 2010. Year on year revenue increased at Hotel das Cataratas, Iguassu Falls, by $1.5 million or 70% following the major refurbishment that was completed in November 2010. Year on year revenue increased at Copacabana Palace by $4.3 million or 37%, driven by strong ADR and US guest growth. Same store RevPAR in the region increased by 27% in both US dollars and local currency. EBITDA was $4.6 million, compared to $3.0 million last year, an increase of 53%. Local inflationary pressures and a stronger Real impacted margins in the quarter.

Asia Pacific:

Revenue for the second quarter of 2011 was $9.4 million, an increase of $1.9 million or 25% year over year, reflecting growth at all properties except Napasai, Koh Samui, where there was a temporary closure for beach works. Same store RevPAR increased by 26% in US dollars (increase of 29% in local currency). EBITDA was $1.4 million compared to $0.8 million in the second quarter of 2010.

Additional Information

Hotel management and part-ownership interests:

EBITDA for the second quarter of 2011 was $2.5 million compared to $2.2 million in the second quarter of 2010. The improvement was largely attributable to the Company’s share of results from Peru hotels, as the second quarter of 2010 was negatively impacted by flooding and landslides in the country. The quarterly result also included $0.3 million of costs relating to the Company’s initiative to enter the Management Contract business.

Restaurants:

Revenue from ‘21’ Club, New York, in the second quarter of 2011 was $4.1 million compared to $3.8 million in the same quarter of 2010. EBITDA was a loss of $0.4 million compared to a gain of $0.5 million in the same quarter of 2010 due to a $1.0 million accrual against a contingent liability.

Trains and Cruises:

Revenue increased by $3.4 million to $25.3 million in the second quarter of 2011 from $21.9 million in the prior year, an increase of 16% year over year. EBITDA was $6.1 million compared to $6.8 million in the same quarter of 2010 due to a decrease in share of results from PeruRail of $2.6 million. Both revenue and EBITDA from PeruRail in the second quarter of 2010 included insurance income of $2.8 million.

Central costs:

In the second quarter of 2011, central costs were $8.7 million compared with $5.7 million in the prior year period. The increase was largely due to litigation settlement gains recognized in the prior year ($1.1 million) and non-cash stock option costs ($0.6 million) and legal and other professional service fee increases ($0.4 million) in the current quarter.

Real Estate:

In the second quarter of 2011, there was an EBITDA loss of $2.0 million from Real Estate activities, primarily related to Porto Cupecoy, Sint Maarten, compared with a loss of $1.4 million in the second quarter of 2010. During the quarter, the Company recognized $1.7 million of revenue from three units transferred to customers.  Cumulatively, at the end of the quarter, 114 units or 62% of the total had been sold and the legal title of 104 units had been transferred.

Depreciation and amortization:

The depreciation and amortization charge for the second quarter of 2011 was $11.7 million compared with $11.4 million in the second quarter of 2010.

Interest:

The interest charge for the second quarter of 2011 was $11.3 million, up from $7.4 million in the second quarter of 2010 principally due to a $1.7 million one-time write-off of deferred financing costs on debt repayment, higher rates on refinanced debt and interest capitalized in the second quarter of 2010 of $1.9 million.

Tax:

The tax charge for the second quarter of 2011 was $10.0 million, compared to a charge of $7.4 million in the same quarter in the prior year. The second quarter of 2011 included a deferred tax charge of $1.0 million arising in respect of fixed asset timing differences following the appreciation of local currencies against the US dollar, compared to a deferred tax benefit of $0.3 million in the same quarter in the prior year.

Investment:

The Company invested $14.9 million during the quarter, including $1.1 million at Hotel Cipriani, $1.5 million at El Encanto, Santa Barbara, $1.4 million at the two Sicilian properties, $1.1 million at Hotel Splendido, $1.0 million at La Residencia, Mallorca, and routine capital expenditure at other properties.

Balance Sheet

At June 30, 2011, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $703.4 million, working capital loans of $0.7 million, and cash balances of $128.1 million (including $15.1 million of restricted cash), giving a total net debt of $576.0 million compared with total net debt of $610.2 million at the end of the first quarter of 2011. The decrease in net debt reflects the $25.5 million proceeds received in April 2011 following the assignment of the New York hotel project.

Undrawn amounts available to the Company at June 30, 2011 under short-term lines of credit were $4.6 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability (excluding restricted cash) at June 30, 2011, to $129.6 million.

At June 30, 2011, approximately 58% of the Company’s debt was at fixed interest rates and 42% was at floating interest rates. The weighted average maturity of the debt was approximately 3.4 years and the weighted average interest rate (including margin and swaps) was approximately 4.5%.

At June 30, 2011, excluding revolving credit facilities of $28.0 million which are available for redrawing, the Company had $48.5 million of debt repayments due within 12 months. These are expected to be met through a combination of operational cash flow, refinancing the facilities and utilizing available cash.

During the quarter, €30.0 million ($43.5 million) of debt secured on La Residencia, maturing in September 2011, was refinanced with an €18.0 million ($26.1 million) facility maturing in 2014.

The Company’s balance sheet as at December 31, 2010 has been restated to correct an understatement of non-current deferred income tax liabilities. The prior period increase to non-current deferred tax liabilities of $6.0 million (and a corresponding decrease to retained earnings) does not affect the Company’s net losses or losses per share for the year ended December 31, 2010.

* * * * * * * *

Reconciliation and Adjustments

	Three months ended		Six months ended
	June 30		June 30
$’000 — except per share amounts	2011	2010	2011	2010

EBITDA	37,068	31,074	37,788	28,320
Real Estate	1,990	1,439	3,108	2,779
EBITDA before Real Estate	39,058	32,513	40,896	31,099
Adjusted items:
Gain on disposal (1)	86	—	(520)	—
Legal costs (2)	—	(279)	—	(170)
Grand Hotel Timeo & Villa Sant’Andrea (3)	—	497	—	1,640
Cipriani litigation (4)	—	(788)	—	(788)
‘21’ Club reserve (5)	1,000	—	1,000	—
Management restructuring (6)	975	173	1,516	1,122

Adjusted EBITDA before Real Estate	41,119	32,116	42,892	32,903

Reported net earnings/(loss) attributable to Orient-Express Hotels Ltd.	5,154	(820)	(9,753)	(13,828)
Net earnings attributable to non-controlling interests	(67)	(38)	(294)	(207)
Reported net earnings/(loss)	5,221	(782)	(9,459)	(13,621)
Discontinued operations net of tax	(24)	1,608	689	(2,737)
Net earnings/(loss) from continuing operations	5,197	826	(8,770)	(16,358)
Adjusted items net of tax:
Gain on disposal (1)	56	—	(338)	—
Legal costs (2)	—	(279)	—	(170)
Grand Hotel Timeo & Villa Sant’Andrea (3)	—	359	—	1,225
Cipriani litigation (4)	—	(788)	—	(788)
‘21’ Club reserve (5)	650	—	650	—
Management restructuring (6)	780	173	1,255	933
Loan financing costs (7)	1,148	—	1,148	—
Interest rate swaps (8)	497	(22)	516	(5)
Foreign exchange (9)	(856)	3,001	(1,517)	230

Adjusted net earnings/(loss) from continuing operations	7,472	3,270	(7,056)	(14,933)

Reported earnings/(loss) per share	0.05	(0.01)	(0.09)	(0.15)
Reported earnings/(loss) per share from continuing operations	0.05	0.01	(0.08)	(0.18)
Adjusted earnings/(loss) per share from continuing operations	0.07	0.04	(0.07)	(0.17)
Number of shares (millions)	102.47	90.80	102.45	89.32

(1)          Gain on disposal of New York hotel project.

(2)          Legal costs incurred in defending the Company’s class B common share structure, net of awards or claims for reimbursement.

(3)          Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(4)          Cash received in excess of costs incurred following settlement of “Cipriani” trademark litigation.

(5)          Non-recurring contingent liability.

(6)          Restructuring and redundancy costs.

(7)          Amortization of deferred financing costs on repayment of debt.

(8)          Charges on swaps that did not qualify for hedge accounting.

(9)          Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Wednesday, August 3, 2011 at 10.00 hrs EDT (15.00 BST) which is accessible at +1 888 935 4575 (US toll free) or +44 (0)20 7136 6283 (Standard International).  The conference ID is 9270647.  A re-play of the conference call will be available until 7pm (EDT) Wednesday, August 10, 2011 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 9270647#.  A re-play will also be available on the company’s website: www.orient-expresshotelsltd.com.

ORIENT-EXPRESS HOTELS LTD.

Three Months ended June 30, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended June 30
$’000 — except per share amounts	2011	2010

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	76,684	54,607
- North America	31,197	29,215
- Rest of World	37,324	32,382
Hotel management & part ownership interests	2,853	2,182
Restaurants	4,097	3,794
Trains & Cruises	25,273	21,942
Revenue and earnings from unconsolidated companies before Real Estate	177,428	144,122
Real Estate	1,660	27,414
Total (1)	179,088	171,536

Analysis of earnings
Owned hotels
- Europe	28,817	16,989
- North America	5,836	5,367
- Rest of World	4,909	6,313
Hotel management & part ownership interests	2,530	2,182
Restaurants	(409)	493
Trains & Cruises	6,122	6,834
Central overheads	(8,661)	(5,665)
EBITDA before Real Estate and Gain on disposal	39,144	32,513
Real Estate	(1,990)	(1,439)
EBITDA before Gain on disposal	37,154	31,074
Loss on disposal	(86)	—
EBITDA	37,068	31,074
Depreciation & amortization	(11,714)	(11,426)
Interest	(11,310)	(7,353)
Foreign exchange	1,176	(4,040)
Earnings before tax	15,220	8,255
Tax	(10,023)	(7,429)
Net earnings from continuing operations	5,197	826
Discontinued operations	24	(1,608)
Net earnings/(losses)	5,221	(782)
Net earnings attributable to non-controlling interests	(67)	(38)
Net earnings/(losses) attributable to Orient- Express Hotels Ltd.	5,154	(820)
Net earnings/(losses) per common share	0.05	(0.01)
Number of shares — millions	102.47	90.80

(1)   Comprises earnings from unconsolidated companies of $2,198,000 (2010 - $4,725,000) and revenue of $176,890,000 (2010 - $166,811,000).

ORIENT-EXPRESS HOTELS LTD.

Three Months Ended June 30, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2011	2010
Average Daily Rate (in US dollars)
Europe	798	720
North America	335	325
Rest of World	331	327
Worldwide	489	441

Rooms Available (000’s)
Europe	86	80
North America	68	68
Rest of World	117	113
Worldwide	271	261

Rooms Sold (000’s)
Europe	54	41
North America	48	46
Rest of World	60	55
Worldwide	162	142

RevPAR (in US dollars)
Europe	506	375
North America	238	221
Rest of World	170	158
Worldwide	294	241

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	525	385	36%	28%
North America	238	221	8%	7%
Rest of World	172	163	6%	1%
Worldwide	293	245	20%	14%

ORIENT-EXPRESS HOTELS LTD.

Six Months ended June 30, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Six months ended June 30
$’000 — except per share amounts	2011	2010

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	91,364	67,627
- North America	60,445	56,554
- Rest of World	82,267	70,792
Hotel management & part ownership interests	2,777	874
Restaurants	7,438	6,908
Trains & Cruises	32,831	26,914
Revenue and earnings from unconsolidated companies before Real Estate	277,122	229,669
Real Estate	5,191	31,108
Total (1)	282,313	260,777

Analysis of earnings
Owned hotels
- Europe	21,959	9,511
- North America	10,996	10,811
- Rest of World	16,464	17,397
Hotel management & part ownership interests	2,310	874
Restaurants	(261)	636
Trains & Cruises	5,286	5,119
Central overheads	(16,378)	(13,249)
EBITDA before Real Estate and Gain on disposal	40,376	31,099
Real Estate	(3,108)	(2,779)
EBITDA before Gain on disposal	37,268	28,320
Gain on disposal	520	—
EBITDA	37,788	28,320
Depreciation & amortization	(23,021)	(22,583)
Interest	(20,625)	(14,110)
Foreign exchange	2,139	(218)
Losses before tax	(3,719)	(8,591)
Tax	(5,051)	(7,767)
Net losses from continuing operations	(8,770)	(16,358)
Discontinued operations	(689)	2,737
Net losses	(9,459)	(13,621)
Net earnings attributable to non-controlling interests	(294)	(207)
Net losses attributable to Orient-Express Hotels Ltd.	(9,753)	(13,828)
Net losses per common share	(0.09)	(0.15)
Number of shares — millions	102.45	89.32

(1)   Comprises earnings from unconsolidated companies of $1,433,000 (2010 - $1,868,000) and revenue of $280,880,000 (2010 - $258,909,000).

ORIENT-EXPRESS HOTELS LTD.

Six Months Ended June 30, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2011	2010
Average Daily Rate (in US dollars)
Europe	720	637
North America	351	349
Rest of World	340	327
Worldwide	432	397

Rooms Available (000’s)
Europe	134	127
North America	135	136
Rest of World	234	229
Worldwide	503	492

Rooms Sold (000’s)
Europe	68	55
North America	91	87
Rest of World	136	126
Worldwide	295	268

RevPAR (in US dollars)
Europe	369	275
North America	236	224
Rest of World	197	180
Worldwide	253	216

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	371	279	33%	25%
North America	236	224	5%	5%
Rest of World	198	182	9%	5%
Worldwide	251	218	15%	11%

ORIENT-EXPRESS HOTELS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

$’000	June 30 2011	December 31 2010 (Restated)

Assets

Cash	128,116	158,820
Accounts receivable	51,266	51,405
Due from unconsolidated companies	30,008	19,643
Prepaid expenses	25,549	23,663
Inventories	49,999	44,245
Other assets held for sale	36,217	32,844
Real estate assets	74,499	68,111
Total current assets	395,654	398,731

Property, plant & equipment, net book value	1,299,896	1,268,837
Property, plant & equipment, net book value of consolidated variable interest entities	187,270	188,502
Investments	58,889	60,428
Goodwill	184,909	177,498
Other intangible assets	20,272	20,007
Other assets	22,101	23,711
	2,168,991	2,137,714

Liabilities and Equity

Working capital facilities	711	1,174
Accounts payable	39,737	25,448
Accrued liabilities	82,636	71,554
Deferred revenue	41,536	28,963
Other liabilities held for sale	3,207	2,792
Current portion of long-term debt and capital leases	74,694	124,805
Current portion of long-term debt of consolidated variable interest entities	1,764	1,775
Total current liabilities	244,285	256,511

Long-term debt and obligations under capital leases	537,272	511,336
Long-term debt of consolidated variable interest entities	89,653	90,529
Deferred income taxes	109,946	106,702
Deferred income taxes of consolidated variable interest entities	61,835	61,835
Other liabilities	37,096	43,906
Total liabilities	1,080,087	1,070,819

Shareholders’ equity	1,086,697	1,064,973
Non-controlling interests	2,207	1,922
Total equity	1,088,904	1,066,895
	2,168,991	2,137,714